Filed Pursuant to Rule 424(b)(3)
Registration No. 333-188262
PROSPECTUS SUPPLEMENT
(to prospectus dated June 21, 2013 and the prospectus supplements dated July 11, 2013, July 18, 2013, August 29, 2013, August 29, 2013, October 1, 2013, October 8, 2013, October 8, 2013 and October 11, 2013)
BIOMET, INC.
$1,825,000,000 6.500% Senior Notes due 2020
$800,000,000 6.500% Senior Subordinated Notes due 2020

This prospectus supplement updates and supplements the prospectus dated June 21, 2013 and the prospectus supplements dated July 11, 2013, July 18, 2013, August 29, 2013, August 29, 2013, October 1, 2013, October 8, 2013, October 8, 2013 and October 11, 2013.

See the “Risk Factors” section beginning on page 6 of the prospectus, the “Risk Factors” section in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on August 29, 2013 and the “Risk Factors” section in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 11, 2013 for a discussion of certain risks that you should consider before investing in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus supplement and the accompanying prospectus have been prepared for and may be used by Goldman, Sachs & Co. and any affiliates of Goldman, Sachs & Co. in connection with offers and sales of the notes related to market-making transactions in the notes affected from time to time. Goldman, Sachs & Co. or its affiliates may act as principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties, when it acts as agents for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any proceeds from such sales.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized any person to provide you with any information or represent anything about us or this offering that is not contained in this prospectus supplement and the accompanying prospectus. If given or made, any such other information or representation should not be relied upon as having been authorized by us. This prospectus supplement and the accompanying prospectus does not offer to sell nor ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement and the accompanying prospectus or the date of any document incorporated by reference herein.

The date of this prospectus supplement is November 4, 2013.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 1, 2013

LVB ACQUISITION, INC.
BIOMET, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware Indiana	000-54505 001-15601	26-0499682 35-1418342
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
56 East Bell Drive
Warsaw, Indiana 46582
(Address of Principal Executive Offices, Including Zip Code)
(574) 267-6639
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On November 1, 2013, the Company announced the closing of the previously announced acquisition of Lanx, Inc., a full service spine company and a leader in minimally invasive techniques and technologies.

The press release announcing the closing is filed herewith as exhibit 99.1, and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Document

99.1	Press Release issued November 1, 2013.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.
Date: November 4, 2013

LVB ACQUISITION, INC.

/s/ Bradley J. Tandy
By:	Bradley J. Tandy
Its:	Senior Vice President, General Counsel and Secretary

BIOMET, INC.

/s/ Bradley J. Tandy
By:	Bradley J. Tandy
Its:	Senior Vice President, General Counsel and Secretary

Exhibit 99.1

BIOMET ANNOUNCES CLOSING OF LANX, INC. ACQUISITION
WARSAW, IN, November 1, 2013 – Biomet, Inc., a global leader in the manufacture of musculoskeletal and biotechnology products, announced today the closing of the previously announced acquisition of Lanx, Inc., a full service spine company and a leader in minimally invasive techniques and technologies.
Adam Johnson, President of Biomet Spine, Bone Healing & Microfixation, stated, "We are pleased to finalize the acquisition and begin the integration of the two companies into a stronger spine presence for Biomet. We welcome the Lanx team and distributors to the Biomet family and look forward to working together to fulfill our vision for significant growth in this strategically important market for Biomet."

About Biomet
Biomet, Inc. and its subsidiaries design, manufacture and market products used primarily by musculoskeletal medical specialists in both surgical and non-surgical therapy. Biomet's product portfolio includes knee and hip reconstructive products; sports medicine, extremities and trauma products; spine, bone healing and microfixation products, including spine hardware, spinal stimulation devices, osteobiologics, and non-invasive bone growth stimulators; as well as neurosurgical and craniomaxillofacial reconstructive devices, and thoracic products; dental reconstructive products; and bone cement products, biologics, and other products. Headquartered in Warsaw, Indiana, Biomet and its subsidiaries currently distribute products in approximately 90 countries.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements are often indicated by the use of words such as “will,” “intend,” “anticipate,” “estimate,” “expect,” “plan” and similar expressions. Forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors: the ability of the Company to successfully integrate the acquisition of Lanx; the Company’s ability to retain existing Lanx independent sales agents for its products; and other factors set forth in the Company’s filings with the SEC, including the

Mailing Address: P.O. Box 587 Warsaw, IN 46581-0587 Toll Free: 800.348.9500 Office: 574.267.6639 Main Fax: 574.267.8137 www.biomet.com	Shipping Address: 56 East Bell Drive Warsaw, IN 46582

Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or non-occurrence of future events. There can be no assurance as to the accuracy of forward-looking statements contained in this press release. The inclusion of a forward-looking statement herein should not be regarded as a representation by the Company that the
Company’s objectives will be achieved. The Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, the reader is cautioned not to place undue reliance on forward-looking statements which speak only as of the date on which they were made.
For further information, contact:
Investor Relations: Barb Goslee, 574-372-1514, barb.goslee@biomet.com
Media Relations: Bill Kolter, 574-372-1535, bill.kolter@biomet.com